Transactions pursuant to Rule 10f3


Name of Issuer	Date of Purchase	 Number of
Securities Purchased (PAR) 	 Dollar Amount of
Purchase 	Price per Unit	Name(s) of
Underwriter(s) or Dealer(s) From Whom Purchased
	Affiliated Members of the Underwriting
Syndicate                                	Other Members of the
Underwriting Syndicate

NBTY, Inc.	4/21/2016	 1,875,000
1,875,000 	100	Barclays	Morgan Stanley
	Barclays, BofA Merrill Lynch, Credit Suisse,
Morgan Stanley, UBS Investment Bank, Jefferies Mizuho
Securities

Altice Financing S.A.	4/19/2016	 1,150,000
1,850,000 	100	J.P. Morgan	Morgan Stanley
	J.P. Morgan, Barclays, BNP PARIBAS, Credit
Suisse, BofA Merrill Lynch, Deutsche Bank Securities,
Goldman Sachs & Co., Morgan Stanley, RBC Capital
Markets

Altice Financing S.A.	4/18/2016	 5,000,000
5,000,000 	100	Goldman Sachs International
	Morgan Stanley	Goldman Sachs International,
BofA Merrill Lynch, Barclays, BNP PARIBAS, Citigroup,
Credit Agricole CIB, Credit Suisse, Deutsche Bank
Securities, HSBC, ING, Morgan Stanley, NATIXIS, RBC
Capital Markets, UBS Investment Bank

Radian Group Inc	3/15/2016	 370,000
370,000 	100	Deutsche Bank Securities
	Morgan Stanley	Deutsche Bank Securities, BofA
Merrill Lynch, Goldman Sachs & Co,  Citigroup,  Morgan
Stanley

HCA Inc.	3/1/2016	 2,000,000
2,000,000 	100	BofA Merrill Lynch	Morgan
Stanley	BofA Merrill Lynch, Barclays, Citigroup, Credit
Suisse, Deutsche Bank Securities, Goldman Sachs & Co.,
J.P. Morgan,  Morgan Stanley, RBC Capital Markets,
SunTrust Robinson Humphrey, UBS Investment Bank,
Wells Fargo Securities, Credit Agricole CIB, Mizuho
Securities, Fifth Third Securities, SMBC Nikko

American Energy - Permian Basin LLC	11/19/2016
100,000 	 100,000 	100	Goldman Sachs
	MUFG & Morgan Stanley	Goldman Sachs
& Co, Jefferies, BofA Merrill Lynch, Morgan Stanley,
MUFG, Wells Fargo Securities